Exhibit 10.29

CONFIDENTIAL TREATMENT REQUESTED

CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION THAT WAS OMITTED IN THE EDGAR VERSION HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***]”.

AMENDED AND RESTATED COOPERATIVE MARKETING AGREEMENT

This Amended and Restated Cooperative Marketing Agreement (this “Agreement”) shall be effective on March 1 , 2017 (the “Effective Date”) and is between PRN Physician Recommended Nutriceuticals, LLC, a Delaware limited liability company with a principal place of business located at 5 Sentry Parkway, East Bldg. Suite 210, Blue Bell, PA 19422 (“PRN”) and TearLab Research, Inc., a Delaware Corporation with a principal place of business located at 9980 Huennekens St., Suite 100, San Diego, California, 92121 (“Tear”). Each of Tear and PRN is referred to individually as a “Party” and collectively as the “Parties.”

BACKGROUND

A.       PRN is in the business of manufacturing, selling and marketing nutriceutical products for humans and, in particular, those for ophthalmic conditions. The eye care products which are the subject matter of this Agreement are set forth in Exhibit “A” hereto (the “Products”).

B.       Tear is an in-vitro diagnostic company that has commercialized a proprietary tear testing platform, the TearLab® Osmolarity System (the “System”), that enables eye care practitioners to test for highly sensitive and specific biomarkers using nanoliters of tear film at the point-of-care. The System measures tear film osmolarity for the diagnosis of Dry Eye Disease (“DED”).

C.       Tear has a dedicated sales force of approximately 30 trained professionals that sell and support the System in offices of ophthalmologists and optometrists.

D.       Given that the Products are developed to treat DED, Tear desires to market, sell and promote the Products in connection with the System, and PRN desires Tear to do so under the terms of this Agreement.

E.       PRN and Tear entered into a Cooperative Marketing Agreement effective as of November 7, 2016 (the “November Agreement”. Capitalized terms, if any, not defined herein will have the meaning ascribed to them in the November Agreement. The November Agreement called for a Demonstration Period of six months from the effective date during which Tear was to meet certain Sales Thresholds. The parties acknowledge that Tear will not be able to meet the Sales Thresholds. Accordingly, the parties wish to terminate the November Agreement and enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the Parties hereby agree as follows:

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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AGREEMENT

1.       DEFINITIONS

Unless specifically provided herein, the following terms shall have the following meanings:

1.1       “3D Account” means a patient recurring subscription account pursuant to which a patient purchases one or more Products by automatically charging such purchases against the patient’s credit card, whether the establishment of such an account results in a single purchase or multiple recurring purchases.

1.2       “3D Preferred Accounts” means 3D Accounts to customers that PRN has offered at a substantially discounted rate for promotional purposes.

1.3       “3D Sales” means the Adjusted Gross Sales arising out of 3D Accounts.

1.4       “Acquirer” means the entity that acquires a party pursuant to a Change of Control of such party.

1.5       “Active Period” means that period of time commencing on the day after the expiration of the Demonstration Period and ending on the Termination Date.

1.6       “Adjusted Gross Sales” means the amount invoiced by PRN and its Affiliates for the sale of Products by PRN and its Affiliates directly to individual patients and clients of Eye Care Practices, less the amount of the following deductions, to the extent specifically allocated to such sales and actually taken, paid, accrued or allowed, and consistent with PRN’s sales policies and procedures consistently applied: approved returns, refunds, discounts, shipping, freight, handling fees and taxes.

1.7       “Affiliate” means, with respect to either Party, a corporation or any other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Party. As used herein, the term “control” means possession of direct or indirect power to order or cause the direction of the management and policies of a corporation or other entity whether (i) through the ownership of more than fifty percent (50%) of the voting securities of the other entity, or (ii) by contract, statute, regulation or otherwise.

1.8       “Agency” means any governmental or regulatory authority in the Territory.

1.9       “Agreement” will have the meaning set forth in the Preamble.

1.10       “Applicable Law” shall mean any domestic or foreign, supranational, regional, national, state or local law or rule, regulation, guideline or requirement of any governmental authority or regulatory agency in the Territory, in effect and as may be amended from time to time, applicable to the manufacturing, sale, distribution and/or promotion of any of the Products.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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1.11       “cGMP” shall mean the most recently enacted provisions of 21 CFR Part 111 (or their successor provisions), and all sections and subparts thereof.

1.12       “Change of Control” means (a) the acquisition of a party by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger, consolidation or sale of stock, but excluding any such transaction effected primarily for the purpose of changing the domicile of such party), unless such party’s stockholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least fifty percent (50%) of the voting power of the surviving or acquiring entity (provided that the sale by such party of its securities for the principal purpose of raising capital shall not constitute a Change of Control), or (b) the sale of all or substantially all of the assets of such party to another entity.

1.13       “Confidential Information” will have the meaning set forth in Section 15.1.

1.14       “Contingent Escrow Amount” will mean the total amount of marketing fees deposited by PRN into the Escrow Account pursuant to this Section 6.2(a).

1.15       “DED” has the meaning in Paragraph B in the Background above.

1.16       “Demonstration Period” means that period of time commencing on November 7, 2016 and ending on the earlier of December 31, 2017 or the start of the Active Period as set forth in Section 7.

1.17       “Detail” or “Detailing” means, with respect to the Products, the communication by a Tear Representative during a personal, telephonic or electronic visit by such Tear Representative to any eye care professional, regarding the manner, uses and benefits of the Products and other relevant characteristic of the Products, using the Tear Promotional Materials, in an effort to educate the professionals and encourage them to recommend or sell the Products.

1.18       “Disclosing Party” will have the meaning set forth in Section 15.1.

1.19       “Effective Date” will have the meaning set forth in the Preamble.

1.20       “Escrow Account” will have the meaning as set forth in Section 6.3.

1.21       “Escrow Agent” will have the meaning set forth in Section 6.3.

1.22       “Eye Care Practice” means any MD or OD, or any group practice consisting of one or more MDs and/or ODs.

1.23       “FDA” means the Food and Drug Administration of the United States, or a successor thereto.

1.24       “Field” means [***].

1.25       “Force Majeure” will have the meaning set forth in Section 21.2.

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1.26       “Indemnification Claim Notice” will have the meaning set forth in Section 14.3(a).

1.27       “Indemnified Party” will have the meaning set forth in Section 14.3(a).

1.28       “Indemnifying Party” will have the meaning set forth in Section 14.3(a).

1.29       “JPC” or “Joint Promotion Committee” shall have the meaning set forth in Section 9.1.

1.30       “Losses” shall have the meaning set forth in Section 14.1.

1.31       “Marketing Activities” shall mean both the Tear Marketing Activities and PRN Marketing Activities.

1.32       “Marketing Fee” will have the meaning set forth in Section 8.1.

1.33       “Marks” will have the meaning set forth in Section 13.2.

1.34       “MD” means a medical or osteopathic doctor who specializes in eye and vision care.

1.35       “New DED Product” will have the meaning set forth in Section 2.8.

1.36       “New Patient” means (a) an individual, who first becomes a 3D Account of an Eye Care Practice after that practice has executed a Service Agreement as a result of Tear Lab Marketing Activities or (b) an individual who first becomes a 3D Account of PRN subsequent to November 7, 2016 and after TearLab Marketing Activities have occurred, at any account that is not a PRN MD Protected Account, PRN OD Protected Account, or a PRN Affiliated Account.

1.37       “Non-Competition Period” will have the meaning set forth in Section 16.3.

1.38       “OD” means a healthcare professional, who is not a medical or osteopathic doctor, who provides primary vision care ranging from sight testing and correction to the diagnosis, treatment, and management of vision changes, and for the purposes of this Agreement, will include opticians and optometrists.

1.39       “Party” and “Parties” have the meanings ascribed to such terms in the Preamble.

1.40       “Payee” will have the meaning set forth in Section 6.3.

1.41       “Permitted Wholesale Sales” means the wholesale sales of Products by PRN and its Affiliates to Eye Care Practices for resale by the Eye Care Practices to their patients and clients as referenced under Section 3.10.

1.42       “Prior Agreement” will have the meaning set forth in Section 15.7.

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1.43       “PRN” will have the meaning set forth in the Preamble.

1.44       “PRN Affiliated Accounts” means those accounts of MDs or ODs listed on Schedule 1.44, as the same may be amended on a monthly basis as a result of such MD or OD having established a financial arrangement with PRN, but not as a result of Tear Lab Marketing Activities, and not a PRN MD Protected Account or PRN OD Protected Account.

1.45       “PRN Corporate Name” means the PRN Physician Recommended Nutriceutical corporate logo.

1.46       “PRN Indemnified Parties” shall have the meaning set forth in Section 14.2.

1.47       “PRN Marketing Activities” shall have the meaning set forth in Section 2.5.

1.48       “PRN Promotional Materials” means advertising, printed matter, including printed literature and reprints, or any graphic matter, including any PRN Website Content or any social media utilized by PRN in connection with its sale of the Products, relating or referring to the Products (other than Product Labels and Inserts) created or developed by or on behalf of PRN and not modified by Tear and regardless of whether used by Tear or PRN.

1.49       “PRN MD Protected Accounts” means those PRN accounts set forth on Schedule 1.49 hereof, as the same may be amended on a monthly basis as a result of such account executing a service Agreement but not as a result of Tear Lab Marketing Activities.

1.50       “PRN OD Protected Accounts” means those PRN accounts set forth on Schedule 1.50 hereof as the same may be amended on a monthly basis as a result of such account executing a service Agreement but not as a result of Tear Lab Marketing Activities.

1.51       “PRN Protected Accounts” means both PRN MD Protected Accounts and PRN OD Protected Accounts.

1.52       “PRN Representative” means an individual who is regularly employed by PRN or its Affiliates as a member of its sales force, or an independent contractor retained by PRN or its Affiliates, to make sales presentations for the Products.

1.53       “PRN Website Content” means any website content developed by PRN promoting any of the Products that appears on any website that is either hosted by PRN or any Third Party at the direction of PRN.

1.54       “Product Complaint” means any complaint or inquiry (either written or verbal) from any source that is related to the Products.

1.55       “Product Labels and Inserts” means (i) any display of written, printed or graphic matter upon the immediate container, outside container, wrapper or other packaging of any Product or (ii) any written, printed or graphic material within a Product package or accompanying a Product.

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1.56       “Product Trademarks” means (i) the trademarks identified in Schedule 1.55 attached hereto, and the registrations thereof, (ii) any pending or future trademark registration applications relating to a Product, (iii) any unregistered trademark rights relating to a Product as may exist through use, (iv) any current or future modifications or variants of any of the foregoing rights, and (v) any future trademarks adopted by PRN or its Affiliates for use in connection with the Products.

1.57       “Products” has the meaning in Paragraph A of the Background above and includes all variations and modified versions of the foregoing, such as modifications to the dosage strength, dosage form (e.g., capsule and liquid forms), package volume (e.g., bottle counts), packaging and product name.

1.58       “Recipient Party” will have the meaning set forth in Section 15.1.

1.59       “Regulatory Approvals” means any approvals, licenses, registrations or authorizations of any federal, state, local or foreign regulatory agency, department, bureau or other government entity, necessary for the manufacture, use, storage, import, transport or sale of the Products.

1.60       “Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory Agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the marketing, sale, distribution or promotion of the Products in the geographic region where such sale, distribution or promotion is occurring.

1.61       “Restricted Activities” will have the meaning set forth in Section 16.3.

1.62       “Sales Threshold” will have the meaning set forth in Section 7.1.

1.63       “Senior Executive” shall mean the Chief Executive Officer of Tear (or his/her designee) and the Chief Executive Officer of PRN (or his/her designee); provided, however, that no Senior Executive shall be a representative then sitting on the JPC.

1.64       “Service Agreement” means the customer agreement establishing a relationship between PRN and eye care practices that is marketed by Tear, approved by the JPC and may be amended from time to time upon the mutual consent of the parties.

1.65       “Substantially Similar Product” means a product that is similar in form, concentration and ingredients as a Product, intended to treat, address, ameliorate, remedy or affect DED, the signs and symptoms of DED, osmolarity or macular degeneration.

1.66       “System” has the meaning in Paragraph B of the Background above.

1.67       “Tear” will have the meaning set forth in the Preamble.

1.68       “Tear Indemnified Parties” will have the meaning set forth in Section 14.1.

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1.69       “Tear Marketing Activities” will have the meaning set forth in Section 2.3.

1.70       “Tear Promotional Materials” means either (1) any PRN Promotional Materials that have been modified by Tear, or (2) any advertising, printed matter, including printed literature and reprints, or any graphic matter, including any website content or any social media utilized by Tear in connection with its sale of the Products, relating or referring to the Products (other than Product Labels and Inserts) created or developed by Tear.

1.71       “Tear Representatives” means an individual who is regularly employed by Tear or its Affiliates on a full time basis as a member of its sales force, or an independent contractor retained by Tear or its Affiliates, to make sales presentations for Tear’s owned, distributed and promoted products.

1.72       “Term” shall have the meaning set forth in Section 17.1.

1.73       “Termination Date” shall mean the last day of the Term.

1.74       “Territory” means the United States and its territories and possessions.

1.75       “Third Party” means any person or entity other than Tear and PRN or their respective Affiliates.

1.76       “Third Party Claim” will have the meaning set forth in Section 14.3(b).

1.77       “Transition Months” means the calendar months of March and April, 2017.

1.78       “Wholesale Adjusted Gross Sales” means the amount invoiced by PRN and its Affiliates for the sale of Products by PRN and its Affiliates to Eye Care Practices on a wholesale basis (i.e., intended for resale by such Eye Care Practices to their patients and clients), less the amount of the following deductions, to the extent specifically allocated to such sales and actually taken, paid, accrued or allowed, and consistent with PRN’s sales policies and procedures consistently applied: approved returns, refunds, discounts, shipping, freight, handling fees and taxes.

2.       Co-Promotion Rights and Obligations

2.1       The Parties shall work cooperatively during the Term to develop and implement a strategic marketing program for the promotion of the Products in the Territory. The Parties may add or delete Products from Exhibit A upon mutual written consent but there is no obligation on the part of PRN to agree to add any Products.

2.2       Subject to the terms and limitations hereof, PRN hereby grants to Tear, during the Term of this Agreement and on the terms and conditions set forth in this Agreement, a non-exclusive license and right to sell, promote, market and Detail, jointly with PRN, the Products for use in the Field in the Territory. Nothing herein shall prohibit or restrict PRN from entering into any other co-promotion, joint marketing or similar agreement with a Third Party regarding the Products or any nutritional supplements for use in the Field.

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2.3       Subject to the terms and limitations hereof, Tear shall use commercially reasonable efforts to perform the following activities in the Territory for the Products (collectively, the “Tear Marketing Activities”) commencing on the Effective Date:

(a)       Promote and Detail the Products to eye care professionals via Tear Representatives. The Tear Representatives will use a comparable degree of diligence as employed with respect to selling the Systems;

(b)       Distribute and deliver Tear Promotional Materials and Product samples to eye care professionals;

(c)       At Tear’s discretion, promote the Products at relevant trade shows and industry and professional society meetings; and

(d)       Generally explain to eye care professionals the 3D sales model pursuant to which eye care professionals will purchase or recommend the Products.

2.4       PRN acknowledges that the Tear Marketing Activities will be conducted through the Tear Representatives and that Tear may suspend the performance of any or all Tear Marketing Activities if Tear reasonably believes that any of the Products pose a health or safety risk. Tear will promptly notify PRN of any such suspension of Tear Marketing Activities.

2.5       Except for the Tear Marketing Activities, PRN may, at its discretion, continue to develop and implement promotional and marketing activities relating to the Products (collectively, the “PRN Marketing Activities”) in the Territory, including the following:

(a)       Promote the Products at relevant trade shows and industry and professional society meetings;

(b)       Develop PRN Promotional Materials to be used by PRN;

(c)       Develop Website Content;

(d)       Provide ongoing scientific/medical education to eye care professionals in the Territory;

(e)       Host scientific advisory board meetings;

(f)       Sponsor appropriate scientific and clinical studies; and

(g)       Author or co-author scientific publications supporting the value of the Products.

2.6       Each Party will use its reasonable commercial efforts to implement and carry out their respective Marketing Activities on a timely basis, in accordance with the terms hereof and in an ethical, professional and workmanlike manner. The Marketing Activities of each Party shall, at all times, be conducted in compliance with Applicable Law.

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2.7       Except as otherwise set forth in this Agreement, each Party shall be responsible for its own expenses incurred in connection with performing the Marketing Activities, provided, however, that PRN will provide Tear Representatives, at no cost, with four-count sample bottles of Product, in an amount reasonably requested by such representatives, but not to exceed 1,000 four-count sample bottles per month per individual Tear Representative during the Demonstration Period. Tear may purchase additional four-count sample bottles for a purchase price equal to PRN’s direct cost. Tear will track the use and distribution of such samples with a sample tracking system satisfactory to Tear, and make the results of such tracking available to PRN. The samples will be replenished as agreed to by the Parties based upon usage and sales results during the Active Period.

2.8       At least 60 days prior to the first commercial sale within the Territory by PRN or its Affiliates of any nutraceutical or nutritional supplement product for humans (other than a Product) that is marketed by PRN for eye health and believed by PRN to be useful for the treatment of DED (each, a “New DED Product”), PRN will provide Tear with written notice of such New DED Product, including a description of the product profile and pricing, a summary of any available clinical data and a summary of PRN’s marketing plans for such product. In addition, PRN will not enter into any agreement granting to a Third Party the right to sell, promote, market or Detail any such New DED Product in the Territory (or any portion thereof) without first providing Tear with written notice of all terms and conditions of such proposed agreement and providing Tear with the option (exercisable for at least 30 days following receipt of such written notice) to enter into such agreement with PRN on the same terms and conditions.

3.       Obligations, Conduct and Product Rights

3.1       Subject to PRN’s indemnification obligations under Section 14.1, Tear shall be legally responsible and liable for the actions, omissions and conduct of its and its Affiliates’ respective employees, Tear Representatives and contractors performing activities hereunder including, without limitation, the Tear Marketing Activities. Tear shall use reasonable commercial efforts to cause all persons for which it has legal responsibility and liability in accordance with the foregoing sentence to comply with Applicable Law and all requirements of this Agreement, and shall implement and maintain policies and procedures to encourage such compliance. Tear will insure that the Tear Promotional Materials comply with all Applicable Law.

3.2       Tear will ensure that all Tear Representatives participate and comply with the terms of this Agreement, but in no event will there be less than 20 Tear Representatives who are actively operating in the Field in the Territory and performing Tear Marketing Activities hereunder at any one time.

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3.3       PRN shall retain and be solely responsible for all rights and obligations (regardless of whether PRN has delegated any functions to any Third Parties) relating to the sale, manufacture or distribution of its Products, including, without limitation, all rights and obligations arising from order processing, packaging, e-commerce site functionality, billing, collections, supply chain relationships, inventory management, quality conformance, shipment and customer service. PRN shall ensure that all (i) Products are manufactured, labelled, packaged, stored, sold and distributed in compliance with all Applicable Law, applicable quality standards relating to nutritional supplements, and cGMPs, and (ii) PRN Promotional Materials comply with all Applicable Law.

3.4       Tear and its representatives will not conduct any Tear Marketing Activities directed specifically to the PRN Protected Accounts.

3.5       PRN shall have the sole responsibility and obligation to invoice, fill and process all orders with respect to the Products. PRN shall also be responsible for processing all Product returns. Tear shall not actively seek to obtain any orders for the Product, but if for any reason Tear should receive sales orders for the Product, Tear shall promptly forward such orders to PRN.

3.6       At all times during the Term, PRN shall use reasonable commercial efforts to ensure that such quantities of the Products are manufactured, sold and distributed as necessary to meet the sales projections provided by Tear as set forth in Schedule 3.6 hereto. PRN shall notify Tear in writing promptly of any actual or potential shortages of Products.

3.7       PRN shall be responsible for applicable sales, use or similar taxes that it is obligated to pay as the Seller of the Products. Tear shall be responsible for applicable federal, state and local income or net worth taxes that may be levied on the compensation paid to Tear under this Agreement.

3.8       PRN shall implement and adopt policies and procedures to address the recall of any of the Products and any Product Complaints.

3.9       PRN shall immediately notify Tear in writing in the event that any changes whatsoever are made regarding the Products, including, without limitation, any changes with respect to (1) the materials used to produce the Products, (2) the methods used to manufacture and/or package the Products, (3) the facilities or locations at which the Products are manufactured or packaged, (4) any suppliers, packagers or manufacturers of the Products or (5) labeling information.

3.10       With respect to wholesale sales of Products, Tear may engage in Tear Marketing Activities directed at Eye Care Practices, based upon PRN’s standard wholesale pricing, terms and conditions in effect from time to time for such sales, as provided by PRN to Tear in writing.

4.       Promotional Materials; Training Programs

4.1       PRN shall ensure that all PRN Promotional Materials and Product Labels and Inserts comply with all Applicable Law and do not infringe or otherwise violate the intellectual property rights or other rights of any Third Party. PRN shall, in its sole discretion, determine the content of such PRN Promotional Materials, including the messaging with respect to the Products.

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4.2       Tear shall determine the method and means of using the PRN Promotional Materials and Tear Promotional Materials by the Tear Representatives in the Territory, subject to compliance with Applicable Law. In addition, Tear shall use the PRN Promotional Materials and Tear Promotional Materials only for the purposes contemplated by this Agreement.

4.3       Prior to Tear disseminating any PRN Promotional Materials in the Territory, Tear may, at its cost, modify the content of any PRN Promotional Materials and any PRN Promotional Materials so modified by Tear shall be deemed Tear Promotional Materials for purposes of this Agreement. Tear agrees that (1) PRN will have a reasonable opportunity to review and approve all Tear Promotional Materials in a timely manner (or any material changes or modifications to any such Tear Promotional Materials previously approved), and (2) Tear shall not distribute any Tear Promotional Materials until approved by PRN. When reviewing any Tear Promotional Materials under this Section 4.3, PRN will either notify Tear of PRN’s approval or provide written input and comments, in good faith, as to the changes necessary to obtain PRN’s approval. Tear further acknowledges that it shall be a material breach of this Agreement by Tear to distribute any Tear Promotional Materials without PRN’s prior approval, which approval PRN may withhold in its discretion. Tear shall be responsible to ensure that any modifications made to the PRN Promotional Materials comply with all Applicable Laws. Tear shall be permitted to develop and distribute its own advertising, printed matter, including printed literature and reprints, or any graphic matter, including any website content or any social media utilized by Tear in connection with its sale of the Products, relating or referring to the Products (other than Product Labels and Inserts). Tear shall ensure that all such Tear Promotional Materials comply with all Applicable Laws (excluding the portion of any materials that represent PRN Promotional Materials not modified by Tear), clearly identify the Products as those of PRN and contain PRN’s corporate logo.

4.4       The costs to print and distribute all PRN Promotional Materials and Tear Promotional Materials, to be used by Tear hereunder, shall be borne by Tear. Any such PRN Promotional Materials provided by PRN will be charged to Tear at a price not to exceed PRN’s out-of-pocket printing cost.

4.5       To the extent any PRN Promotional Materials or Tear Promotional Materials are required by Applicable Law to be submitted to the FDA, PRN shall make such submissions, and PRN shall be the FDA liaison for both Parties on all marketing, advertising, promotional and detailing matters.

4.6       If any PRN Promotional Materials or Tear Promotional Materials need to be withdrawn from use for any reason, PRN or Tear (as appropriate) shall promptly inform the other Party in writing of such withdrawal and PRN or Tear (as appropriate) shall reasonably cooperate with the other Party in effectuating any such withdrawal. PRN shall reimburse Tear for any reasonable and documented out-of-pocket costs incurred by Tear in connection with conducting a withdrawal of the PRN Promotional Materials except and to the extent caused by a modification made by Tear. Tear shall reimburse PRN for any reasonable and documented out-of-pocket costs incurred by PRN in connection with conducting a withdrawal of PRN Promotional Materials caused by modifications required by Tear.

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4.7       Notwithstanding anything herein to the contrary, Tear shall not be required to use any PRN Promotional Materials if Tear, in its sole discretion, believes that the use of such PRN Promotional Materials in the performance of the Tear Marketing Activities would violate Applicable Law or conflicts with any Product Labels and Inserts.

5.       Reports and Audits

5.1       Tear, at its expense, shall have the right, no more than once during any twelve (12) consecutive month period during the Term, once during the one (1) year period thereafter and once during the one (1) year period after the Non-Competition Period (if applicable), to have PRN’s and its Affiliate’s relevant books and records (and all related work papers and other information and documents) examined by an independent accounting firm of national standing to verify the correctness or completeness of any report or payment made under this Agreement. If such examination concludes that additional payments were owed or that excess payments were made during such period, the owing Party shall pay the additional payments or the receiving Party shall reimburse such excess payments within sixty (60) days after the date on which such accounting firm’s written report is delivered to the Parties. PRN shall cooperate with such accounting firm’s examination, and the results of any examination under this Section 5.1 shall (a) state only whether there was a discrepancy in any report or payment and, if so, the amount of such discrepancy, (b) be made available to both Parties, and (c) be subject to Section 15.

5.2       At PRN’s request, Tear shall provide a monthly report to PRN summarizing Tear’s marketing activities in the Territory with respect to the marketing of the Products performed by Tear during the applicable month.

5.3       At Tear’s request, PRN shall provide monthly reports to Tear utilizing information gathered by PRN on customers referred by Tear (e.g. new customers, renewal rates, customers per eye care professional, etc.) in the Territory. PRN shall also provide Tear with access to an electronic database, at Tear’s request, identifying customers in the Territory who purchased Products and were referred by Tear Representatives during the Term, which database shall be updated by PRN on a monthly (or more frequent) basis.

6.       Payments and Escrows during the Demonstration Period.

6.1       PRN will pay to Tear, $[***] not later than the last day of the calendar month containing the Effective Date of the November Agreement, by wire transfer to Tear’s designated bank account. Thereafter, PRN will pay to Tear $[***] per calendar month, not later than the last day of each such month, by wire transfer into such account, until the aggregate amount of all payments under this Section 6.1 equals $[***].

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6.2       During the Demonstration Period, but not for the Transition Months:

(a)       PRN will distribute Marketing Fees from the sale of Products as follows:

(i)       For new and recurring sales to New Patients of MDs who are PRN Affiliated Accounts, [***]% of Adjusted Gross Sales for new and recurring sales , to Tear, and [***]% of such Adjusted Gross Sales to be deposited into the Escrow Account;

(ii)       For new and recurring sales to New Patients of MDs who are not on any PRN protected list and are not a PRN Affiliated Account, [***]% of such Adjusted Gross Sales to Tear, and [***]% of such Adjusted Gross Sales to be deposited into the Escrow Account.

(iii)       For wholesale sales to OD practices who are not on any PRN protected list and are not a PRN Affiliated Account, [***]% of all Wholesale Adjusted Gross Sales to Tear, and [***]% of Wholesale Adjusted Gross Sales to be deposited into the Escrow Account.

(iv)       For new and recurring sales to New Patients of ODs who are not on any PRN protected list and are not a PRN Affiliated Account, [***]% of all such Adjusted Gross Sales to Tear, and [***]% of such Adjusted Gross Sales to be deposited into the Escrow Account.

6.3       During the Transition Months, PRN will make payments and distribute Marketing Fees from the sale of Products as follows:

(i)       For new and recurring sales to New Patients of MDs who are PRN Affiliated Accounts, [***]% of such Adjusted Gross Sales to Tear, and [***]% of such Adjusted Gross Sales to be deposited into the Escrow Account;

(ii)       For new and recurring sales to New Patients of MDs who are not on any PRN protected list and are not a PRN Affiliated Account, [***]% of such Adjusted Gross Sales to Tear, and [***]% of such Adjusted Gross Sales to be deposited into the Escrow Account.

(iii)       For wholesale sales to OD practices who are not on any PRN protected list and are not a PRN Affiliated Account, [***]% of all Wholesale Adjusted Gross Sales to Tear, and [***]% of Wholesale Adjusted Gross Sales to be deposited into the Escrow Account.

(iv)       For new and recurring sales to New Patients of ODs who are not on any PRN protected list and are not a PRN Affiliated Account, [***]% of all such Adjusted Gross Sales to Tear.

6.4       PRN shall provide Tear with a report of all sales and the Contingent Escrow Amount no later than 30 days following the end of the Demonstration Period. Such report shall be in a form mutually acceptable to PRN and Tear and, at a minimum, shall contain sufficient information to allow Tear to determine the amount of the Contingent Escrow Amount for such period.

6.5       Within 30 days following the Effective Date, the Parties will (a) mutually select a reputable and nationally recognized bank to serve as the escrow agent under this Agreement (the “Escrow Agent”) and (b) enter into a three-party escrow agreement with the Escrow Agent, on commercially reasonable terms and based upon the Escrow Agent’s standard form of agreement for such arrangements, governing an escrow account (the “Escrow Account”) to be used for purposes of payments made into escrow under this Agreement. In the event that any funds held in the Escrow Account are to be transferred to or retained by either Party pursuant to the terms of this Agreement (such Party, the “Payee”), each Party will promptly (and in any event within five business days following the satisfaction of all conditions to such transfer or retention) provide written instructions to the Escrow Agent (in a form acceptable to the Escrow Agent) authorizing the transfer of such funds to such Payee. The Parties will share equally all fees and costs of the Escrow Agent.

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6.6       If for any reason this Agreement is terminated prior to the completion of the Demonstration Period, PRN’s obligation to make deposits into the Escrow Account will cease and terminate.

6.7       No Marketing Fees will be paid with respect to any sales, of any type, relating to or generated from patients of MDs or ODs listed on the PRN MD Protected Account list or the PRN OD Protected Account list.

7.       Transition to Active Period

7.1       In the Demonstration Period, if an average of [***] or more new 3D Accounts are established, during any consecutive three month calendar period, tested monthly on the last business day of each month (the “Sales Threshold”), and Tear does not elect to terminate this Agreement pursuant to Section 17.2(e), the Contingent Escrow Amount will be transferred to Tear. If the Sales Threshold is met and Tear elects to terminate this Agreement pursuant to Section 17.2(e), the Contingent Escrow Amount will be delivered by the Escrow Agent to PRN.

7.2       If the Sales Threshold is met, and Tear does not elect to terminate this Agreement pursuant to Section 17.2(e), the Active Period will begin and Tear will be entitled to the Marketing Fees set forth below. If the Sales Threshold is not met, PRN will have the option of (a) terminating this Agreement and receiving all of the Contingent Escrow Amount or (b) not terminating this Agreement and transferring the Contingent Escrow Amount to Tear, in which event the Active Period will commence.

8.       Marketing Fees During the Active Period and Limitations on Certain Tear Sales Activities.

8.1       During the Active Period, Tear will be paid a marketing fee (the “Marketing Fee”) as follows:

(a)       For new and recurring sales to New Patients of MDs who are PRN Affiliated Accounts, [***]% of such Adjusted Gross Sales for new and recurring sales to New Patients;

(b)       For new and recurring sales to New Patients of MDs who are not on any PRN protected list and are not a PRN Affiliated Account, [***]% of such Adjusted Gross Sales;

(c)       For wholesale sales to OD practices who are not on any PRN protected list and are not a PRN Affiliated Account, [***]% of all Wholesale Adjusted Gross Sales;

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(d)       For new and recurring sales to New Patients of ODs who are not on any PRN protected list and are not a PRN Affiliated Account, [***]% of all such Adjusted Gross Sales.

8.2       No later than 30 days following the end of the applicable calendar month, PRN shall provide Tear with a monthly report of all the sales referred to in Sections 8.1(a), (b) and (c) above, and the Marketing Fees due to Tear associated therewith. Such report shall be in a form mutually acceptable to PRN and Tear and, at a minimum, shall contain sufficient information to allow Tear to determine the amount of the Marketing Fees owed by PRN to Tear for such period.

8.3       At the same time as the report referred to in Section 8.2 is delivered by PRN to Tear, PRN shall pay to Tear, the applicable Marketing Fees indicated in such monthly report.

8.4       No Marketing Fees will be paid with respect to any sales to PRN Protected Accounts In addition, without the prior written consent of PRN, which consent PRN may withhold in its discretion, Tear may not conduct any Tear Marketing Activities related to wholesale sales, with any MDs that are PRN Protected Accounts and that, at the Effective Date, are not PRN wholesale customers.

8.5       All amounts payable under this Agreement shall be by wire transfer in immediately available funds to an account designated by the receiving Party.

9.       Administration of this Agreement

9.1       The Parties shall form a joint promotion committee (the “Joint Promotion Committee” or “JPC”) to maximize the effectiveness of their respective marketing activities. The JPC shall have the membership and shall operate by the procedures set forth in this Section 9.

9.2       Subject to Section 9.6, in support of its responsibility for maximizing each Party’s effectiveness of their respective marketing activities, the JPC shall:

(a)       Develop new marketing and selling campaigns;

(b)       Review competitive activity and responses;

(c)       Review feedback from sales reps and customers;

(d)       Coordinate marketing activities; and

(e)       Discuss new product development and improvements.

9.3       The JPC shall include an equal number of representatives from each Party not to exceed three (3) representatives from each of the Parties (or such other equal number of representatives as the Parties may agree), each with the requisite experience and seniority to make decisions on behalf of the Parties with respect to the issues falling within the jurisdiction of the JPC. From time to time, each Party may replace one or more of its representatives to the JPC on written notice to the other Party. The initial members of the JPC shall be:

For Tear:	Raymond Kong, VP Sales

Michael Marquez, Director FP&A

Julie Speed, VP Marketing

For PRN:	Stefan Schoen, VP Business Development

Tim Small, Director of Inside Sales and Wholesale Sales

Kevin Ryan, Director of Analytics

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9.4       The JPC shall meet telephonically at least once each month, or as otherwise agreed by the Parties. Each Party shall deliver to the other Party, in writing, a proposed agenda of items to be discussed on such call. This agenda should be communicated to the other Party at least 5 business days before the call.

9.5       The JPC shall have the right to adopt such standing rules as shall be necessary for its work to the extent that such rules are not inconsistent with this Agreement. A quorum of the JPC shall exist whenever there is present at a meeting at least one (1) representative appointed by each Party. Members of the JPC may attend a meeting either in person or by telephone, video conference or similar means by which each participant can hear what is said by, and be heard by, the other participants, and representation by proxy shall be allowed. The JPC shall take action by (a) consensus of the members present at a meeting at which a quorum exists or (b) by a written resolution signed by a representative of each of the members of the JPC, in each case ((a) and (b)), with each Party having a single vote irrespective of the number of representatives of such Party in attendance.

9.6       The members of the JPC shall use reasonable efforts to reach consensus on any and all matters reviewed by the JPC. However, the Parties agree and acknowledge that the JPC shall serve only in an advisory and oversight capacity under this Agreement, and shall not have decision-making authority under this Agreement.

9.7       Each Party shall retain the rights, powers, and discretion granted to it under this Agreement, and no such rights, powers, or discretion shall be delegated to or vested in the JPC unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing. The JPC shall not have the power to amend, modify or waive compliance with this Agreement.

9.8       The Parties acknowledge that any issues or disputes between the Parties regarding any PRN Marketing Activities, PRN Promotional Materials, Product Labels and Inserts, Tear Promotional Materials or Tear Marketing Activities shall not fall within the jurisdiction of the JPC.

9.9       Each Party shall be responsible for their own expenses incurred in connection with participating on the JPC.

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9.10       The Senior Executives will communicate in person or by telephone at least once per calendar quarter, or as otherwise agreed by the Parties, to discuss the status of the joint marketing arrangement set forth herein and other matters relevant to the successful implementation hereof.

10.       Adverse Event and Complaint Reporting and other Regulatory Matters

10.1       PRN shall be solely responsible for making all legally required reports, submissions and responses to Agencies concerning the Products, including reporting adverse events and field alerts, each in strict compliance with Applicable Law. In addition, PRN shall be solely responsible for (i) taking all actions and conducting all communication with all Third Parties with respect to the Products, including responding to all Product Complaints (including complaints related to tampering or contamination), and (ii) investigating all Product Complaints, adverse events, and field alerts with respect to the Products.

10.2       Each Party shall promptly notify the other of any material adverse event or Product Complaint associated with the use of the Products (or other products manufactured or sold by PRN similar to the Product).

10.3       PRN shall promptly provide to Tear any material information that PRN receives indicating potential for liability arising from the marketing or sale of the Products, including, without limitation, any such information relating to any products that are competitive to the Products. In addition, PRN shall promptly notify Tear of any safety issues identified by PRN associated with the use of the Products.

10.4       Each Party shall promptly notify the other of any information that such Party receives regarding any inquiry or threatened or pending action by the FDA, FTC or any other Agency that may affect the safety or efficacy claims of the Products or the continued marketing or promotion of the Products.

10.5       Each Party shall promptly notify the other Party telephonically, followed by a written notification, of any order, request or directive of a court or other governmental authority to recall or withdraw a Product (or other products manufactured or sold by PRN similar to the Product) in any jurisdiction. PRN shall be responsible, at its sole cost and expense, for the costs of any recall or withdrawal of the Products. Prior to making such recall, PRN shall notify Tear of such recall in writing.

10.6       If PRN determines it is necessary to issue a report to its sales force or representatives with respect to the reliability, accuracy or quality of the Products (or any products similar to the Products), or their manufacture, PRN shall also provide such report to Tear in writing upon its issuance to the PRN Representatives, which report (i) Tear shall distribute to the Tear Representatives and (ii) shall be treated as Confidential Information of PRN.

10.7       PRN shall, at its own expense, maintain all Regulatory Approvals necessary for the marketing, manufacture, distribution and sale of the Products in the Territory.

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10.8       PRN shall promptly inform Tear in writing of the existence and substance of any inquiry or investigation related to the Products (or other products manufactured or sold by PRN similar to the Products) initiated by any government authority or certification agency.

10.9       PRN shall promptly notify Tear in writing of all inspections conducted by any governmental authority or certification agency related to or affecting the Products (or other products manufactured or sold by PRN similar to the Products). PRN shall provide to Tear, within five (5) days of its submission to or receipt from any supplier of the Products or any of the components thereof, a copy of all letters, documents and similar instruments related to the Products, which PRN submits to or receives from any governmental authority or certification agency, including, but not limited to all ISO Audit Observations, FDA Warning Letters and Form 483s.

10.10       Each Party shall notify the other in writing, as soon as practical, of any threatened or actual litigation concerning any of the Products.

11.       Independent Contractor Status; No Joint Venture

The relationship of the Parties under this Agreement is that of independent contractors. Nothing contained in this Agreement is intended or is to be construed so as to constitute the Parties as partners, joint venturers, or one Party as an agent or employee of the other Party. Neither Party has any express or implied right under this Agreement to assume or create any obligation on behalf of, or in the name of the other Party, or to bind the other Party to any contract, agreement or undertaking with any Third Party, and no conduct of a Party shall be deemed to infer such right. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party. The Parties agree that the rights and obligations under this Agreement are not intended to constitute a partnership or similar arrangement that will require separate reporting for tax purposes consistent with the intent reflected in the foregoing sentence and agree that they shall not file any reports, documents or other item relating to taxes or state or acknowledge to any tax authority that such relationship is a partnership or similar arrangement unless required by Applicable Law.

12.       Non-Solicitation

12.1       Each Party agrees that it will not, during the Term or within 12 months thereafter, directly or indirectly:

(a)       solicit, entice, encourage or induce any employee or contract staff of the other Party, or its Affiliates, to leave his or her employment or engagement with, or withdraw from, such other Party or its Affiliates;

(b)       hire any employee of the other Party or its Affiliates (provided that no Party will be in breach of this Section 12.1 if an employee of the other Party responds to a general advertisement placed by the Party or any other person, which advertisement is placed in a trade journal or other publication of general circulation or on a website);

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(c)       solicit, entice, encourage or induce any customer or prospective customer of the other Party or its Affiliates, to refrain from or cease doing business with such other Party or its Affiliates or otherwise divert or attempt to divert any business away from such other Party or its Affiliates. For the sake of clarity, PRN may continue to sell the Products to all customers who are purchasing Products, and/or their patients, after the termination of this Agreement without said sales constituting a violation of any of the provisions of this Section 12; or

(d)       otherwise interfere, or attempt to interfere, with any of the contractual, business or economic relationships of the other Party, or its Affiliates, with Third Parties. For the sake of clarity, PRN may call upon, solicit and market any of its eye care products to any customers purchasing Products or prospective customers, whether such customer purchased Products during the Term of this Agreement.

(e)       Notwithstanding the above, or anything herein to the contrary, PRN may solicit Tear Representatives (other than Tear management team members at the vice president level and above) in the event that the Agreement is terminated by PRN pursuant to Section 17.2(a), 17.2(b) or 17.2(c) or by Tear pursuant to Section 17.2(e) or if the Agreement expires in 30 months because Tear does not elect to extend the original 30 month term.

13.       Trademarks and Other Rights

13.1       PRN hereby grants Tear a non-exclusive, royalty free license to use the Product Trademarks and PRN Corporate Name solely for purposes of exercising its rights and satisfying its obligations hereunder, which license shall terminate upon the expiration or earlier termination of this Agreement for any reason. Except as expressly set forth in this Agreement, nothing in this Agreement shall give Tear any rights, title or interest in and to the Product Trademarks, PRN Corporate Name, any PRN intellectual property, any PRN Promotional Materials or other property of PRN. Furthermore, following expiration or termination of this Agreement, Tear will, at the written request of PRN, destroy or turn over to PRN all Tear Promotional Materials and will not, after such expiration or termination, utilize any such Tear Promotional Materials or transfer such materials to any Third Party.

13.2       Tear shall not use the Product Trademarks or PRN Corporate Name (collectively, the “Marks”) as part of its own trademarks, service marks, trade names or logos or in any other manner not contemplated by this Agreement. Each Party acknowledges that nothing contained in this Agreement transfers to the other Party any right, title or proprietary interest (including without limitation any intellectual property rights) of the other Party, in any part of the marketing or promotional efforts which are the subject matter hereof, or any proprietary information (including Marks), trade secrets, know-how, inventions, patents (including any applications, extensions, continuations, renewals and re-issues thereof), copyrights, designs and industrial designs or in the PRN business model.

13.3       PRN may not use Tear’s corporate name or any of Tear’s trademarks, service marks or logos without Tear’s prior written consent.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

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14.       Indemnification; Limitation of Liability

14.1       PRN shall indemnify Tear, its Affiliates and its and their respective directors, officers, employees and agents (the “Tear Indemnified Parties”), and defend and save each of them harmless, from and against any and all claims, lawsuits, losses, damages, liabilities, penalties, costs and expenses (including reasonable attorneys’ fees and disbursements) (collectively, “Losses”) incurred by any of them to any Third Party, in connection with, arising from or occurring as a result of (a) the breach by PRN of any of its obligations under this Agreement, (b) the breach or inaccuracy of any representation or warranty made by PRN in this Agreement, (c) the gross negligence or wilful misconduct of PRN in connection with this Agreement, (d) the death, personal injury or other product liability arising out of or related to the Products and (e) the infringement or misappropriation of any intellectual property rights relating to the Products, except, in each case ((a) through (e)), to the extent that such Losses result from any matter with respect to which Tear is obligated to indemnify PRN pursuant to Section 14.2.

14.2       Tear shall indemnify PRN, its affiliates and their respective directors, officers, employees and agents (the “PRN Indemnified Parties”), and defend and save each of them harmless, from and against any and all Losses incurred by any of them to any Third Party in connection with, arising from or occurring as a result of (a) the breach by Tear of any of its obligations under this Agreement, (b) the breach or inaccuracy of any representation or warranty made by Tear in this Agreement, or (c) the negligence or wilful misconduct of Tear in connection with this Agreement, except, in each case ((a) through (c)), to the extent that such Losses result from any matter with respect to which PRN is obligated to indemnify Tear pursuant to Section 14.1.

14.3       Indemnification Procedure.

(a)       Notice of a Claim. The indemnified party (the “Indemnified Party”) shall give the indemnifying party (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any claim of Loss or discovery of facts upon which such Indemnified Party intends to base a request for indemnification under Section 14.1 or Section 14.2, but in no event shall the Indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss are known at such time). The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any Losses.

(b)       Third Party Claims. The obligations of an Indemnifying Party under this Section 14 with respect to Losses arising from claims of any Third Party that are subject to indemnification as provided for in Section 14.1 or 14.2 (a “Third Party Claim”) shall be governed by and be contingent upon the following additional terms and conditions:

(i)       Control of Defense. At its option, the Indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within fourteen (14) days after the Indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the Indemnifying Party shall not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify any Tear Indemnified Party or PRN Indemnified Party, as applicable, in respect of the Third Party Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against any Tear Indemnified Party’s or PRN Indemnified Party’s, as applicable, claim for indemnification. Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the Indemnifying Party, which shall be reasonably acceptable to the Indemnified Party. In the event the Indemnifying Party assumes the defense of a Third Party Claim, to the extent legally permissible, the Indemnified Party shall promptly deliver to the Indemnifying Party all original notices and documents (including court papers) received by any Tear Indemnified Party or PRN Indemnified Party, as applicable, in connection with the Third Party Claim. Subject to clause (ii) below, if the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim. In the event that it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold harmless an Tear Indemnified Party or PRN Indemnified Party, as applicable, from and against the Third Party Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including reasonable attorneys’ fees and costs of suit) and any Losses incurred by the Indemnifying Party in its defense of the Third Party Claim with respect to such Tear Indemnified Party or PRN Indemnified Party, as applicable.

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(ii)       Right to Participate in Defense. Without limiting Section 14.3(b)(i), any Indemnified Party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s own expense unless (A) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (B) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 14.3(b)(i) (in which case the Indemnified Party shall control the defense) or (C) the interests of the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under applicable law, ethical rules or equitable principles.

(iii)       Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that shall not result in the Indemnified Party’s becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnified Party in any manner, and as to which the Indemnifying Party shall have acknowledged in writing the obligation to indemnify the Tear Indemnified Party or PRN Indemnified Party, as applicable, hereunder, the Indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 14.3(b)(i), the Indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss provided that it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The Indemnifying Party shall not be liable for any settlement or other disposition of a Third Party Claim by an Indemnified Party that is reached without the written consent of the Indemnifying Party. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnified Party shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

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(iv)       Cooperation. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Tear Indemnified Party or PRN Indemnified Party, as applicable, of, records and information that are reasonably relevant to such Third Party Claim, and making employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

(v)       Expenses. Except as provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Third Party Claim shall be reimbursed on a calendar quarter basis in arrears by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Tear Indemnified Party’s or PRN Indemnified Party’s, as applicable, right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Tear Indemnified Party or PRN Indemnified Party, as applicable.

14.4       NEITHER PARTY NOR ANY OF ITS RESPECTIVE AFFILIATES SHALL BE LIABLE FOR SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, OR FOR LOST PROFITS, WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF ANY BREACH OF OR FAILURE TO PERFORM ANY OF THE PROVISIONS OF THIS AGREEMENT, EXCEPT IN THE CASE OF A PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR INDEMNIFICATION OBLIGATIONS UNDER SECTION 14.

15.       Confidentiality; Proprietary Information

15.1       For the purposes of this Agreement, “Confidential Information” means any and all material and information of a Party (in this Section 15 called the “Disclosing Party”) or its affiliates which is in tangible or electronic form and whether or not marked as confidential and has come into the possession of the other Party (in this Section 15 called the “Recipient Party”) in connection with or as a result of entering into this Agreement. Without limiting the foregoing, “Confidential Information” shall include the existence and terms of this Agreement, any information obtained in connection with the JPC and PRN’s business model and sales structure. Notwithstanding the foregoing, “Confidential Information” does not include information which is: (a) in the public domain when it is received by or becomes known to the Recipient Party or which subsequently enters the public domain through no fault of the Recipient Party (but only after it enters the public domain); (b) already known to the Recipient Party at the time of its disclosure to the Recipient Party by the Disclosing Party and is not the subject of an obligation of confidence of any kind; and (c) is not subject to an obligation of confidence of any kind when released, disclosed, made available or communicated by the Disclosing Party to a Third Party.

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15.2       Except as otherwise required by Applicable Law (including disclosure obligations under applicable securities regulations), each Recipient Party agrees not to make use of Confidential Information of the applicable Disclosing Party other than for the exercise of rights or the performance of obligations under this Agreement and not to disclose such Confidential Information to any Third Party other than to their respective directors, officers, employees and agents (and directors, officers, employees and agents of their respective Affiliates) and advisors (including legal, financial and accounting advisors), as needed, and only on a confidential basis.

15.3       Each Recipient Party agrees that it shall exercise care to prevent disclosure of the Confidential Information of the applicable Disclosing Party to any Third Party, using the same standard of care which it employs with its own confidential information of similar character, but no less than reasonable care.

15.4       The obligations of confidentiality and non-use hereunder shall remain in force during the Term and for a period of 3 years thereafter.

15.5       This Section 15 shall survive the expiration or termination of this Agreement for the period set forth in Section 15.4.

15.6       Upon expiration or termination of this Agreement, or upon written request, each Party will promptly return to the other Party, or upon written request of such other Party destroy, all documents, notes and other tangible materials containing such other Party’s Confidential Information and all copies thereof, provided, however, that the Recipient Party may retain in confidence (a) one archival copy of the Confidential Information of the Disclosing Party in its legal files solely to permit the Recipient Party to determine compliance with its obligations hereunder and (b) any portion of the Confidential Information of the Disclosing Party which such Recipient Party is required by Applicable Law to retain. Notwithstanding the return or destruction of the documents, notes and other tangible items described above, the Parties will continue to be subject to the terms and conditions of this Section 15.

15.7       This Agreement supersedes the Confidentiality Agreement between the Parties dated July 22, 2016 (the “Prior Agreement”), provided, however, that the foregoing will not limit any remedies available to either Party with respect to any breach of the Prior Agreement which occurred prior to the Effective Date. Notwithstanding anything to the contrary in this Agreement, all Confidential Information (as defined in the Prior Agreement) exchanged between the Parties under the Prior Agreement will be deemed to be Confidential Information under this Agreement and will be subject to the terms and conditions of this Section 11.

15.8       The Parties agree and acknowledge that Tear will issue a press release in connection with entering into this Agreement in a mutually acceptable form.

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16.       Non-Compete

16.1       (a) During the Term, (b) upon termination of this Agreement by PRN pursuant to Section 17.2(a), 17.2(b), 17.2(c), 17.2(f) or 17.9(c), or by Tear pursuant to Section 17.2(e), or 17.9(b), and (c) if Tear elects not to renew the Term by providing the notice referred to in Section 17.8, the non-competition provisions of Section 16.3 below will apply.

16.2       Upon termination of this Agreement for any reason, other than those set forth in Section 16.1 above and Section 17.9(a), at the election of PRN made by written notice to Tear not later than the effective date of termination, the non-competition provisions of Section 16.3 below will apply, subject to PRN paying Tear the amounts set forth in Section 16.4 below.

16.3       During the Term and for one year after termination of this Agreement (the “Non-Competition Period”), Tear and any Affiliate of Tear, will not, directly or indirectly, engage in any activities that compete with PRN in the Territory in the Field (the “Restricted Activities”). In addition to the foregoing, during the Non-Competition Period, Tear will not (a) recommend any Third Party’s product, or Substantially Similar Product, that competes with the Products, (b) disparage any of the Products, or (c) take any actions to interfere with, cause the termination of, or otherwise impair the sales relationship between PRN and any Eye Care Practice or consumer with whom PRN conducts business. Furthermore, during the Non-Competition Period, (i) in the case of termination of this Agreement as set forth in Section 16.1 (but not as set forth in Section 16.2), Tear waives any non-solicitation restrictions on PRN (other than non-solicitation restrictions with respect to Tear management team members at the vice president level and above, which will remain in effect), and (ii) PRN will have no further financial obligations to pay any Marketing Fees to Tear. In addition, during the Non-Competition Period, neither Tear nor any of its Affiliates will, whether as an owner, partner, agent, director, officer, shareholder, member, manager, consultant or independent contractor, engage in or assist others engaging in any Restricted Activities in the Territory. If any provisions of this Section 16.4 are determined to be too expansive in terms of time, geography or scope, or otherwise invalid or unenforceable, in whole or in part, such provision(s) will not be void or voidable, but shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable and this clause shall be constructed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein and so modified or restricted. Upon termination of this Agreement other than as set forth in Sections 16.1 and 16.2, this Section 16.3 will not apply. In addition, if Tear undergoes a Change of Control during the Non-Competition Period, Tear may terminate its obligations under this Section 16.3 upon written notice, provided that Tear pays to PRN a termination fee in the amount of $[***].

16.4       Non-Compete Tail Payments. If required by Section 16.2 above, the following payments will be made monthly, for a period of 1 year after the termination of the Agreement, and made in the same manner as the Marketing Fees were paid to Tear while the Agreement was in effect, including the monthly reporting obligations set forth in Section 8.2.

(a)       [***]% of Adjusted Gross Sales to New Patients of MDs who were created on or before the date of termination of this Agreement.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

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(b)       [***]% of Adjusted Gross Sales from New Patients of OD accounts who were created on or before the date of termination of this Agreement.

17.       Term and Termination

17.1       Subject to the automatic renewal provisions set forth in Section 17.8 hereof, the term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue through a date that is 30 months from the Effective Date of the November Agreement, unless earlier terminated by the Parties in accordance with the terms hereof.

17.2       This Agreement may be terminated by either Party as follows:

(a)       in the event of a material breach of this Agreement by the other Party (other than those breaches and events described in Section 17.2(b)), which shall be governed exclusively by Section 17.2(b), which breach remains uncured thirty (30) days after written notice is given to the breaching Party specifying the nature of the breach, requiring the breaching Party to cure such breach and stating its intention if such breach is not cured to terminate this Agreement;

(b)       upon ten (10) days’ prior written notice, if the other Party has failed to use commercially reasonable efforts to ensure compliance with Applicable Law by its Affiliates, employees, and contractors performing activities under this Agreement, which failures to comply are not promptly rectified, as evidenced by a pattern of failures by such Affiliates, employees or contractors (or any member thereof) to so comply;

(c)       upon ten (10) days’ prior written notice, if the other Party shall file in any court or Agency, pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the other Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the other Party shall propose or be a Party to any dissolution or liquidation, or if the other Party shall make an assignment for the benefit of its creditors;

(d)       on ten (10) days’ prior written notice, if the FDA or any other Regulatory Authority causes the withdrawal from the market of, or restricts the indications for, any of the Products or there is an imposition of restrictive federal or state price controls such that an obvious and substantial loss of sales of the Products would result;

(e)       by Tear, in the event that the Sales Threshold is met and Tear determines not to enter the Active Period. In such event, Tear will give PRN written notice of such termination within 10 days following the later of (i) the end of the Demonstration Period and (ii) receipt of the report referenced in Section 6.43;

(f)       by PRN if the Sales Threshold is not met. In such event, PRN will give Tear written notice of such termination within 10 days of the end of the Demonstration Period; and

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

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(g)       by Tear upon ten (10) days’ prior written notice, in the event that a court of competent jurisdiction determines, or PRN or any of its Affiliates enters into a settlement agreement with respect to any claims against PRN or any of its Affiliates asserting, that the manufacture, use or sale of any Product in the Territory constitutes the infringement or misappropriation of the intellectual property rights of any Third Party, and PRN shall promptly provide Tear with written notice of any such determination or settlement agreement.

17.3       Upon the effective date of expiration or termination of this Agreement, the license granted by PRN to Tear under Section 13 shall terminate and Tear shall promptly cease all performance of the Tear Marketing Activities.

17.4       Except as otherwise provided herein, termination of this Agreement in accordance with the provisions hereof, shall not limit any remedies that may otherwise be available in law or equity.

17.5       Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

17.6       The following provisions will survive termination or expiration of this Agreement and continue in full force and effect: Sections 5.1, 12, 13.2, 13.3, 14, 15, 16, 17.7 and 19.

17.7       Upon the expiration or earlier termination of this Agreement, Tear shall, at PRN’s written election, promptly (a) return to PRN, or (b) destroy, PRN Promotional Materials and training materials that PRN provided to Tear pursuant to this Agreement and in the possession of, or under the control of, Tear, for the Products and Tear Promotional Materials; provided, however, that Tear may keep a reasonable number of copies of the PRN Promotional Materials, the training materials for the Products and the Tear Promotional Materials for evidentiary and recordkeeping purposes.

17.8       Unless either Party provides the other Party with not less than 60 days advance written notice, that it does not desire this Agreement to extend for an additional period of 12 months, this Agreement, if not terminated sooner than the expiration of the Term pursuant to the provisions of this Section 17, will automatically renew for an additional 12 months under the same terms and conditions that exist immediately prior to the stated Termination Date, without the requirement of either Party taking any further action or providing any further notice. This Agreement may still be terminated during the 12 month extension period for the reasons set forth in this Section 17.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

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17.9       Except during the Demonstration Period or during the last six (6) months of the initial Term of this Agreement, this Agreement may be terminated by a Party, in connection with a Change of Control, with written notice given to the other Party, within thirty (30) days prior to or after the closing of such Change of Control (or as otherwise provided below), as follows:

(a)       By Tear, if Tear undergoes a Change of Control to an Acquirer that (i) competes with PRN as of the closing of the Change of Control, or (ii) commences to compete with PRN after the closing of the Change of Control, but prior to the date that this Agreement would have expired absent termination under this Section 17.9(a); provided that, with respect to Subsection (i) Tear pays a termination fee to PRN in the amount of $[***] within sixty (60) days following such notice and, with respect to Subsection (ii), Tear, or the Acquirer, provides written notice of termination and pays PRN a termination fee of $[***] within sixty (60) days of the time that such Acquirer commences to compete with PRN. For the purposes of this Section 17.9(a) and Section 17.9(b), competing with PRN means the manufacture, sale, distribution or marketing of Substantially Similar Products;

(b)       By Tear, if PRN undergoes a Change of Control with an entity that is a competitor of PRN in the Field or of Tear, in which event PRN will pay Tear a termination fee in the amount of $[***] within sixty (60) days following such notice. For the purposes of this Section 17.9(b) competing with Tear means the manufacture, sale, distribution or marketing of devices for diagnosing DED; and

(c)       By PRN, if PRN undergoes a Change of Control, provided that PRN pays a termination fee to Tear, in the amount of $[***], within sixty (60) days following such notice.

18.       Special Consequences of Certain Termination Provisions

18.1       If termination occurs under Section 17.2 (e) or 17.2 (f), PRN will retain all amounts deposited into the Escrow Account.

18.2       If termination occurs under Section 17.2(a) as a result of a material breach by Tear all Marketing Fees to Tear will immediately terminate.

18.3       If termination occurs under Section 17.2(b) or (c) as a result of Tear’s actions, omissions or failures, all Marketing Fees to Tear will immediately terminate.

The above provisions are not liquidated damages or an exclusive remedy by any Party. All other rights and remedies available to the Parties to seek damages in appropriate circumstances are preserved. Except as otherwise set forth herein, all payments and obligations of one Party to the other hereunder, except those expressly stated to survive termination, will cease and terminate upon termination of this Agreement.

19.       Remedies. The Parties agree that a violation of any of the provisions of Sections 12, 13, 15, and 16 hereof, will cause irreparable harm and damage to the other Party, the exact amount of which will be impossible to ascertain and, for that reason, they each agree that the non-breaching Party will be entitled to injunctive relief, restraining any violation of said Sections by the other Party, and any person, firm or corporation associated with them, such right to be cumulative in addition to all of the remedies available to the non-breaching Party. The Parties intend for the covenants set forth in Sections 12, 13, 15 and 16 hereof to be enforceable to the maximum extent permitted by law and to continue to be enforceable after the termination of this Agreement.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

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20.       Representations and Warranties

20.1       Each Party represents and warrants to the other Party as follows: (a) it is a duly organized and validly existing corporation or limited liability company under the laws of its jurisdiction of incorporation or formation; (b) it has full corporate power and authority and has taken all corporate action necessary to enter into and perform this Agreement; (c) the execution and delivery of this Agreement by such Party and the performance of its obligations hereunder do not and will not violate, conflict with, or constitute a default under its charter or other organizational document, its by-laws or operating agreement, or the terms or provisions of any material agreement or other instrument to which it is a party or by which it is bound, or any order, award, judgment or decree to which it is a party or by which it is bound; (d) it is and at all times term of this Agreement will be, in full compliance with all Applicable Laws and cGMP’s applicable to this Agreement and its obligations hereunder; and (e) this Agreement is its legal, valid and binding obligation, enforceable in accordance with the terms and conditions hereof.

20.2       Each Party represents, warrants and covenants to the other that neither such Party nor any of its Affiliates (a) has been debarred by a Regulatory Authority, (b) is subject to debarment by a Regulatory Authority, or (c) will use, in any capacity, in connection with the activities to be performed under this Agreement, any person who or that has been debarred, or is the subject of debarment proceedings by any Regulatory Authority. If either Party learns that a person performing on its behalf under this Agreement has been debarred by any Regulatory Authority, or has become the subject of debarment proceedings by any Regulatory Authority, such Party shall promptly notify the other Party in writing and shall prohibit such person from performing on its behalf under this Agreement.

20.3       PRN further represents and warrants to Tear that (a) PRN has not received any communication, or become subject to any litigation or other proceeding, inside or outside the Territory, asserting that (i) PRN or its Affiliates have infringed or misappropriated any intellectual property rights of any other person or entity in connection with any Product(s) or (ii) any patent rights owned or licensed by PRN or its Affiliates that cover any Product(s) are invalid, nor does PRN have knowledge of any basis for any of the foregoing, and (b) each PRN Protected Account is a current customer, or has patients or clients who are current customers, with respect to the Products.

21.       Miscellaneous

21.1       Governing Law. This Agreement and its interpretation and enforcement will be governed by the laws of the State of Delaware without regard to any choice of laws or conflicts of laws considerations of any jurisdiction.

21.2       Force Majeure. No liability shall result from delay in performance or non-performance, in whole or in part, by either of the Parties to the extent that such delay or non-performance is caused by an event of Force Majeure. “Force Majeure” means an event that is beyond a non-performing Party’s reasonable control, including an act of God, act of the other Party, strike, lock-out or other industrial/labor dispute, war, acts of war (whether war be declared or not), riot, civil commotion, terrorist act, malicious damage, epidemic, quarantine, fire, flood, storm, natural disaster or compliance with any law or government order, rule, regulation or direction, whether or not it is later held to be invalid. The Party subject to a Force Majeure event shall within thirty (30) days of the occurrence of the Force Majeure event give written notice to the other Party stating the nature of the Force Majeure event, its anticipated duration and any action being taken to avoid or minimize its effect. Any suspension of performance shall be of no greater scope and of no longer duration than is reasonably required and the Party subject to a Force Majeure event shall use commercially reasonable efforts to remedy its inability to perform; provided, however, if the suspension of performance continues for sixty (60) days after the date of the occurrence, and such failure to perform would constitute a material breach of this Agreement in the absence of such event of Force Majeure, the Parties shall meet and discuss in good faith any amendments to this Agreement to permit the other Party to exercise its rights under the Agreement.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

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21.3       Waiver and Non-Exclusion of Remedies. A Party’s failure to enforce, at any time or for any period of time, any provision of this Agreement, or to exercise any right or remedy, does not constitute a waiver of such provision, right or remedy, or prevent such Party thereafter from enforcing any or all provisions of this Agreement and exercising any or all other rights and remedies. To be effective any waiver must be in writing. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.

21.4       Notices. Unless otherwise expressly provided for herein, all Notices shall be in writing, shall refer specifically to this Agreement and shall be hand delivered or sent by internationally recognized overnight delivery service, costs prepaid, or by facsimile, or electronic transmission with receipt, to the respective addresses specified below (or to such other address as may be specified by Notice to the other Party):

If to Tear, to:	TearLab Research, Inc.
9980 Huennekens St., Suite 100
San Diego, California, 92121
Attention: Chief Executive Officer

If to PRN, to:	Kenneth Krieg, CEO and
Chairman of the Board
5 Sentry Parkway
East Building, Suite 210
Blue Bell, PA 19422

Any notice delivered by facsimile shall be confirmed by a hard copy delivered as soon as practicable thereafter. The Effective Date of any Notice shall be: (a) the date of the addressee’s receipt, if delivered by hand or internationally recognized overnight delivery service that maintains records of delivery; or (b) the date of receipt if received by 5:00 p.m. local time on a business day or, if not, the first (1st) business day after receipt, if sent by facsimile or upon receipt if sent by email or other electronic media. It is understood and agreed that this Section 21.4 is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

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21.5       Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior or contemporaneous understandings or agreements, whether written or oral, with respect to the subject matter hereof (including the Prior Agreement). Each Party confirms that it is not relying on any representations, warranties or covenants of the other Party except as specifically set forth herein. No amendment, modification, release or discharge of this Agreement shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

21.6       Successors and Assigns. This Agreement is personal to the Parties. Neither Party shall sell, transfer, assign, delegate, pledge or otherwise dispose of its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, in whole or in part without the prior written consent of the other Party, except that either Party may assign this Agreement in its entirety to its successor in connection with the sale of all or substantially all of its business or assets related to this Agreement (whether by merger, sale of assets, sale of stock or otherwise). Any permitted assignee of all of a Party’s rights under this Agreement that has also assumed all of such Party’s obligations hereunder in writing shall, upon any such succession or assignment and assumption, be deemed to be a Party to this Agreement as though named herein; provided, however, with respect to an assignment to an Affiliate, such assigning Party shall remain responsible for the performance by such Affiliate of the rights and obligations hereunder. All validly assigned rights of a Party shall inure to the benefit of and be enforceable by, and all validly delegated obligations of such Party shall be binding on and be enforceable against, the permitted successors and assigns of such Party. Any attempted assignment or delegation in violation of this Section 21.6 shall be void. For the sake of clarity, the provisions of Section 17.9(a)(ii) will be binding on any successors or assigns of Tear.

21.7       Counterparts; Facsimile Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same instrument. An executed signature page of this Agreement delivered by facsimile transmission or by electronic mail in “portable document format” (“.pdf”) shall be as effective as an original executed signature page.

21.8       Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in any respect, then such provision will be given no effect by the Parties and shall not form part of this Agreement. To the fullest extent permitted by Applicable Law and if the rights or obligations of any Party will not be materially and adversely affected, all other provisions of this Agreement shall remain in full force and effect and the Parties will use commercially reasonable efforts to negotiate a provision in replacement of the provision held invalid, illegal or unenforceable that is consistent with Applicable Law and achieves, as nearly as possible, the original intention of the Parties.

21.9       Further Assurances. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

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21.10       Construction. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”. The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, clause, schedule and exhibit references are to this Agreement unless otherwise specified. Any reference is this Agreement shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions and supplements thereto and thereof, as applicable.

21.11       No Third Party Beneficiaries. The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights in any other persons, except as otherwise expressly provided in Section 14 of this Agreement with respect to Indemnified Parties.

21.12       Expenses. The Parties acknowledge that any costs or expenses that they incur in connection with either the performance and/or execution of this Agreement (which are not required to be reimbursed pursuant to the express terms of this Agreement) shall be borne by the Party incurring such costs and expenses.

21.13       Non-Exclusivity. Subject to Section 2.8, nothing in this Agreement will hinder, prohibit, interfere with or restrict, in any way, the ability of PRN to enter into any marketing, promotion, sales, consulting, or other arrangement or agreement with any Third Party it so desires, with respect to the manufacture, promotion, sale or distribution of the Products.

21.14       Termination of Prior Agreement. The November Agreement is terminated and replaced in its entirety by this Agreement.

IN WITNESS WHEREOF, each of the Parties has by its duly authorized representative signed this Agreement as of the day and year written below.

TEARLAB RESEARCH, INC.		PRN PHYSICIAN RECOMMENDED
NUTRICEUTICALS, LLC

By:	/s/ Wes Brazell	By:	/s/ Stefan Schoen
Name:	Wes Brazell	Name:	Stefan Schoen
Title:	CFO	Title:	Senior Vice President

Date:	3/3/2017	Date:	3/3/17

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

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Exhibit A

Products

Dry Eye Omega Benefits®

Dry Eye Omega Benefits ® Liquid

Eye Omega Advantage®

Macular Vitamin Benefits®

Macular Benefits Package

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

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Form of Surety Agreement

SURETY AGREEMENT

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

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Schedule 1.44

PRN Affiliated Accounts

[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

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SCHEDULE 1.49

PRN MD PROTECTED ACCOUNTS

[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

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SCHEDULE 1.50

PRN OD PROTECTED ACCOUNTS

[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

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Schedule 1.57

Product Trademarks

Reg. or Serial No.	Mark	Class
86927270	PRN PHYSICIAN RECOMMENDED NUTRICEUTICALS	35
3610674	PHYSICIAN RECOMMENDED NUTRICEUTICALS	5
3645197	OMEGA EYE HEALTH	35
3611800	OMEGANEMIA	41
3511748	OMEGA ADVANTAGE	5
3511752	OMEGA BENEFITS	5
4946618	NUTRIUNIVERSITY	16, 38, 44
4941770	NUTRIU	16, 38, 44

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

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Schedule 3.6

Tear Sales Projections

[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions